EXHIBIT 99.1

Contact:	Steven T. Sabatini Senior Executive V.P. & Chief Financial Officer (845) 365-4615

U.S.B. HOLDING CO., INC., UNION STATE BANK’S PARENT COMPANY, REPORTS A
12.1 PERCENT INCREASE IN THIRD QUARTER 2005 EARNINGS TO $8.4 MILLION AND
A 12.4 PERCENT INCREASE IN NINE MONTHS 2005 EARNINGS TO $24.6 MILLION

Orangeburg, NY, October 27, 2005 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the “Company”) (NYSE: UBH), the parent company of Union State Bank (the “Bank”), with consolidated assets of $3.0 billion, today announced that the Company’s net income for the three months ended September 30, 2005 was $8.4 million compared to $7.5 million for the three months ended September 30, 2004, an increase of 12.1 percent. Diluted earnings per common share for the quarter ended September 30, 2005 was $0.37 compared to $0.34 in the prior year period, an increase of 8.8 percent. The Company’s third quarter 2005 net income resulted in a 17.05 percent return on average common stockholders’ equity and a 1.18 percent return on average total assets, as compared to 17.47 percent and 1.02 percent, respectively, for the prior year period.

For the nine months ended September 30, 2005, net income was $24.6 million compared to $21.9 million for the nine months ended September 30, 2004, an increase of 12.4 percent. Diluted earnings per common share was $1.10 for the nine months ended September 30, 2005 compared to $0.98 in the prior year period, an increase of 12.2 percent. The Company’s net income for the nine months ended September 30, 2005 resulted in a 17.21 percent return on average common stockholders’ equity and a 1.17 percent return on average total assets as compared to 17.00 percent and 1.00 percent, respectively, for the 2004 period.

The increases in the 2005 third quarter and nine months ended September 30, 2005 net income and diluted earnings per common share compared to the 2004 periods are due to an increase in net interest income of $1.3 million and $6.1 million, respectively, and gains on sales of loans, combined with reductions in the provision for credit losses and the effective rate for the provision for income taxes. The increases in net income for both 2005 periods were partially offset by an increase in non-interest expenses and a decrease in non-interest income, as compared to the prior year periods. The nine months ended September 30, 2004 also included gains on securities transactions of $1.2 million ($0.6 million after income tax and incentive compensation effect), while there were no gains on securities transactions for the 2005 period.

Mr. Hales stated that, “The Company’s increase in its core revenue, net interest income, combined with offering competitive products delivered with an exceptional level of service, has significantly contributed to the net income increases in both 2005 periods. The Bank’s officers and employees continue to prudently operate our Company by working to expand the Bank’s customer base and controlling expenses as evidenced by an efficiency ratio of approximately 51 percent for both 2005 periods.”

Mr. Raymond J. Crotty, President and Chief Operating Officer of the Company and the Bank, added, “The Bank has prudently managed interest rate risk and credit risk in 2005 while increasing year-to-date net income at a double digit rate. Mr. Crotty also noted that, “The Company’s current common stock cash dividend of $0.14 per share had been effectively increased by 5.0 percent after considering the 5.0 percent common stock dividend, which was distributed in the third quarter. These dividend increases are due to the Company’s consistently strong earnings -and strong capital position.”

Net interest income increased 5.7 percent to $23.8 million for the quarter ended September 30, 2005 and 9.4 percent to $70.7 million for the nine months ended September 30, 2005 compared to the prior year third quarter and nine month periods, respectively. The primary reason for the increase in net interest income in both 2005 periods was due to a significant increase in the tax equivalent net interest margin to 3.62 percent and 3.61 percent for the three and nine months ended September 30, 2005, as compared to 3.33 percent and 3.17 percent for the 2004 periods, respectively. These increases were partially offset by decreases in average interest earning assets of $69.4 million, or 2.5 percent, and $113.7 million, or 4.1 percent, for the September 30, 2005 three and nine month periods, respectively, as compared to the prior year periods.

Mr. Hales commented that, “The Company’s net interest income has significantly benefited in 2005 from the net interest margin increases as a result of the Federal Reserve increasing short-term interest rates. This was a result of carefully positioning the asset/liability structure of the balance sheet. We did an excellent job in managing interest rate risk.”

Mr. Hales added, “However, the Company’s balance sheet is currently in a relatively neutral asset/liability rate sensitive position at September 30, 2005. The Company’s net interest income could be negatively affected and compression of the net interest margin may occur if the U.S. treasury yield curve maintains a relatively flat position, continues to flatten further, or becomes inverted resulting in short-term interest rates at higher levels than medium- to long-term interest rates.”

The Company also continues to experience acceleration of loan payments, particularly in construction and land development loans, and increased competition for loan customers. Loans outstanding have decreased $38.4 million during the nine months ended September 30, 2005. A continued decrease in loans outstanding can also negatively affect net interest income.

The provision for credit losses remained relatively flat for the 2005 third quarter and decreased to $0.6 million for the nine months ended September 30, 2005 compared to $0.7 million for the nine months ended September 30, 2004. The 2005 nine-month decrease was due to a lower level of loan growth in the 2005 period primarily as a result of prepayments on commercial loans. Non-performing assets continue to remain at low levels in relation to the overall loan portfolio. The ratio of non-performing assets to total assets at September 30, 2005 was 0.33 percent compared to 0.14 percent at September 30, 2004. As of September 30, 2005, loans related to two different customer relationships aggregating $8.8 million, which are not on nonaccrual status, are potential problem loans that may result in the loans being placed on nonaccrual status in the near future. All the loans in both the relationships are well secured and supported by personal guarantees.

Non-interest income decreased $0.2 million and $0.3 million for the three and nine months ended September 30, 2005, respectively, compared to the prior 2004 periods. The decreases for both periods were primarily due to decreases in service charges on deposit accounts, letter of credit fees, and loan prepayment fees, partially offset by increases in fee income on investment product sales and commission-based products. During the 2005 third quarter, $7.2 million of residential mortgages were sold to Freddie Mac. The transaction resulted in gains on sales of loans of $0.3 million.

Non-interest expenses increased 2.7 percent to $13.4 million and 4.9 percent to $39.7 million for the three and nine months ended September 30, 2005, respectively, as compared to the prior year periods. The increase in non-interest expense of $0.4 million and $1.9 million for the three and nine months ended September 30, 2005, respectively, as compared to the prior year periods was primarily a result of increases in salaries and benefits of $0.7 million and $2.3 million, resulting from higher levels of incentive and deferred compensation, and a decrease in the deferral of loan origination expenses. Also contributing to the increase in non-interest expenses for the nine months ended September 30, 2005 was an increase in medical benefits, and for the 2005 third quarter, an increase in advertising and business development expense of $0.2 million compared to the prior year periods.

The increases in non-interest expenses for the third quarter and nine months ended September 30, 2005 were partially offset by decreases of $0.1 million in both occupancy and equipment expenses and communication expense, as compared to the 2004 periods. Also, partially offsetting the increase in non-interest expense for the nine month 2005 period was a decrease in advertising and business development expense of $0.1 million, as compared to the nine months ended September 30, 2004, and for the quarter ended September 30, 2005, a decrease in professional fees expense of $0.3 million as compared to the quarter ended September 30, 2004. The Bank’s management remains focused on effectively controlling expenses while continuing to provide exceptional customer service.

The effective rate for the provision for income taxes for the three and nine months ended September 30, 2005 decreased to 32.4 percent and 32.1 percent, respectively, compared to 33.8 percent and 33.9 percent for the 2004 periods. The decreases in both 2005 periods were primarily due to a decrease in the income tax reserves as a result of the satisfactory completion of Federal and State tax examinations for prior income tax years.

The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 28 branches, of which 25 are located in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, Goshen, Orange County, New York, and Manhattan, New York City. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. Further information on the Company can be found on the Bank’s website at www.unionstate.com.

Forward-Looking Statements: This Press Release contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

U.S.B. HOLDING CO., INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
(in thousands, except ratios and share amounts)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004
Consolidated summary of operations:
Interest income	$117,259	$107,026	$40,546	$36,750
Interest expense	46,571	42,400	16,761	14,258
Net interest income	70,688	64,626	23,785	22,492
Provision for credit losses	571	664	95	110
Non-interest income	5,555	5,851	1,849	2,008
Gains on securities transactions	―	1,197	―	―
Gains on sales of loans	314	―	314	―
Non-interest expenses	39,722	37,863	13,390	13,035
Income before income taxes	36,264	33,147	12,463	11,355
Provision for income taxes	11,633	11,234	4,032	3,836
Net income	$24,631	$21,913	$8,431	$7,519

Consolidated common share data:[1]
Basic earnings per share	$1.14	$1.02	$0.39	$0.35
Diluted earnings per share	$1.10	$0.98	$0.37	$0.34
Weighted average shares	21,567,925	21,427,984	21,685,896	21,340,626
Adjusted weighted average shares	22,466,223	22,373,511	22,605,328	22,278,580
Cash dividends per share	$0.40	$0.32	$0.14	$0.12

Selected balance sheet data at period end:	September 30, 2005	December 31, 2004	September 30, 2004
Securities available for sale, at estimated fair value	$404,370	$589,572	$901,619
Securities held to maturity	721,789	502,201	503,612
Loans, net of unearned income	1,469,703	1,508,098	1,487,599
Allowance for loan losses	15,163	15,226	15,134
Total assets	2,983,847	2,746,270	3,138,932
Deposits	2,076,835	1,858,218	1,996,437
Borrowings	592,255	625,032	880,785
Subordinated debt issued in connection with Corporation-Obligated mandatory redeemable capital securities of subsidiary trusts	61,858	61,858	61,858
Stockholders’ equity	200,024	182,046	179,071
Tier 1 capital	261,478	241,494	237,161
Book value per common share[1]	$9.20	$8.52	$8.39
Common shares outstanding[1]	21,732,559	21,364,155	21,340,684

Selected balance sheet financial ratios:
Leverage ratio	9.15%	8.15%	8.07%
Allowance for loan losses to total loans	1.03%	1.01%	1.02%
Non-performing assets to total assets	0.33%	0.06%	0.14%

Selected income statement data for	Nine Months Ended		Three Months Ended
the period ended:	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Return on average total assets	1.17%	1.00%	1.18%	1.02%
Return on average common stockholders’ equity	17.21%	17.00%	17.05%	17.47%
Efficiency ratio	50.93%	52.54%	51.02%	52.08%
Net interest spread - tax equivalent	3.50%	3.10%	3.53%	3.27%
Net interest margin - tax equivalent	3.61%	3.17%	3.62%	3.33%

[1]	Share amounts are adjusted for the five percent common stock dividend distributed in September 2005.

U.S.B. HOLDING CO., INC.

AVERAGE BALANCE INFORMATION - UNAUDITED

	Nine Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004
ASSETS	(000’s)		(000’S)
Federal funds sold	$55,226	$28,905	$82,855	$25,321
Securities[2]	1,120,353	1,283,481	1,135,286	1,260,066
Loans[3]	1,500,116	1,477,016	1,480,898	1,483,012
Earning assets	2,675,695	2,789,402	2,699,039	2,768,399
Total Assets	$2,801,004	$2,921,867	$2,861,898	$2,946,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Non-interest bearing deposits	$341,446	$316,251	$354,861	$333,323
Interest bearing deposits	1,551,099	1,555,069	1,576,474	1,551,713
Total deposits	1,892,545	1,871,320	1,931,335	1,885,036
Borrowings	611,937	780,072	602,716	745,991
Subordinated debt issued in connection with Corporation-Obligated mandatory redeemable capital securities of subsidiary trusts	61,858	58,643	61,858	61,858
Interest bearing liabilities	2,224,894	2,393,784	2,241,048	2,359,562
Stockholders’ Equity	$190,761	$171,790	$197,818	$172,179

[2]	Securities exclude mark-to-market adjustment required by FASB No. 115.
[3]
Loans are net of unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets, and total assets.

U.S.B. HOLDING CO., INC.

SUPPLEMENTAL FINANCIAL INFORMATION - UNAUDITED

	Consolidated Balance Sheet Data At September 30,
	2005	2004
	(000’s)
Commercial (time and demand) loans	$159,892	$162,912
Construction and land development loans	351,206	390,654
Commercial mortgages	609,128	600,419
Residential mortgages	259,336	250,286
Home equity loans	81,780	73,495
Personal installment loans	1,632	2,103
Credit card loans	6,564	6,111
Other loans	2,995	5,770
Deferred commitment fees	2,830	4,151
Intangibles	4,153	5,385
Goodwill	1,380	1,457
Nonaccrual loans	9,902	4,264
Restructured loans	134	139
Reserve for unfunded loan commitments and standby letters of credit [4]	1,116	558
Non-interest bearing deposits	442,211	403,713
Interest bearing deposits	1,634,624	1,592,724

	Consolidated Income Statement Data for the
	Nine Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004
	(000’s)		(000’s)
Interest income - FTE	$119,007	$108,617	$41,159	$37,277
Net interest income - FTE	72,436	66,217	24,398	23,019
Deposit service charges	2,749	3,206	918	1,038
Other income	2,806	2,645	931	970
Salaries and employee benefits expense	24,866	22,571	8,277	7,554
Occupancy and equipment expense	5,783	5,863	1,921	2,049
Advertising and business development expense	1,974	2,099	804	620
Professional fees expense	1,726	1,739	588	875
Communications expense	970	1,104	302	424
Stationery and printing expense	423	532	110	148
Amortization of intangibles	861	835	285	290
Other expense	3,119	3,120	1,103	1,075
Net charge-offs	61	265	68	130

[4]	The reserve for standby letters of credit of $0.4 million in 2004 was included in the allowance for loan losses.